EXHIBIT 99.1

Jos. A. Bank Brings Back 'Uniform of Success' Sale Event to Support Returning Veterans

CEO Neal Black to Participate in Commemorative Veterans Day Opening Bell Ceremony at the NASDAQ MarketSite on November 11, 2013

HAMPSTEAD, Md., Nov. 8, 2013 (GLOBE NEWSWIRE) -- Jos. A. Bank Clothiers, Inc. (Nasdaq:JOSB), as part of a summertime promotion, donated new business suits to thousands of recently discharged veterans to help them re-enter the job market. The sale, "Uniform of Success," returns November 12-17 to coincide with the celebration of Veterans Day.

Jos. A. Bank CEO Neal Black will participate in a commemorative Veterans Day opening bell ceremony on Monday, November 11 at the NASDAQ MarketSite in New York as part of the clothier's tribute to Americans serving in the military. That week, NASDAQ is recognizing companies that support hiring initiatives and educational programs for veterans.

"Veterans Day week is an appropriate time for us to bring back the 'Uniform of Success' sale," said Mr. Black. "We are humbled by the sacrifice and the commitment made by veterans to serve our country and we're honored to have the opportunity to help make returning veterans the very best-dressed job candidates in America."

Jos. A. Bank again will partner with the Gary Sinise Foundation for the promotion. The Gary Sinise Foundation supports programs that serve and honor Americans in the military. Founder Gary Sinise received the Presidential Citizens Award for his humanitarian efforts on behalf of the USO and the foundation.

The previous promotion was an overwhelming success. One of the many veterans who benefitted from the program was Stephan Bielawski of Clearwater, FL who was quick to ring its praises, stating that employees at Jos. A. Bank "rolled out the red carpet. They fixed me up with an elegant muted pinstripe gray suit that made me feel terrific.... Of course, I got the FANTASTIC job."

Anyone who purchases a men's suit from November 12-17 gets an additional two free suits. Jos. A. Bank then will donate a suit to a returning veteran through the Gary Sinise Foundation. The promotion's tag line is BUY 1-GET 2-GIVE 1.

Customers who purchase a regular-priced suit (excluding Traveler and Signature products) at a Jos. A. Bank full-line store or online at www.josbank.com will receive two additional suits of equal or lesser value free. For each suit purchased, the Gary Sinise Foundation will receive a voucher from Jos. A. Bank for distribution to a U.S. military veteran identified by the foundation as returning to the civilian workforce. The veteran can redeem the voucher at any Jos. A. Bank full-line store for a free suit from the Jos. A. Bank "Executive Collection" (retail value of $650).

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 628 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB".

About the Gary Sinise Foundation

The Foundation serves the nation by honoring its defenders, veterans, first responders, their families and those in need by creating and supporting unique programs designed to entertain, educate, inspire, strengthen and build communities. These include its R.I.S.E. Outreach (Restoring Independence and Supporting Empowerment), whose flagship initiative is a custom Smart Home building project for severely wounded veterans. Each home is customized to ease their daily challenges and help restore independence with features like retractable cook tops, cabinets and shelving, elevators and more, all accessible via an iPad. Other programs include Relief & Resiliency Outreach, Invincible Spirit Festivals, Serving Heroes and Arts & Entertainment Outreach. The Foundation has also partnered with GE on their Get Skills to Work program to help veterans translate military skills into advanced manufacturing jobs while empowering employers with tools to recruit, onboard and mentor veterans. For more information, please visit GarySiniseFoundation.org.

Our statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors outside of our control that can affect our operating results, liquidity, and financial condition. Such factors include risks associated with the economy, weather, public health and other factors affecting consumer spending (including negative changes to consumer confidence and other recessionary pressures), higher energy and security costs, the successful implementation of our growth strategy (including our ability to finance our expansion plans), the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials (such as wool and cotton), seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs (including compliance with relevant legal requirements), the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. The identified risk factors and other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including, but not limited to, those described under "Risk Factors" in our Annual Report on Form 10-K for the year ended February 2, 2013 and our Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. Interim period sales are not necessarily indicative of sales expected for the full quarter. Furthermore, sales are just one component of earnings and no projection of earnings should be inferred from any discussion of interim period sales or other information in this release. We do not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in our assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, Md.
         David E. Ullman
         EVP/CFO
         410-239-5715

         or Investor Relations Information Request Website
         http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-inforeq or Investor Relations Voicemail, 410-239-5900

         E-commerce Address for JoS. A. Bank Clothiers, Inc.:
         www.josbank.com